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                                                                   EXHIBIT 10.94

                              LEASE AND AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of January, 1998, by and between, Ken Nosker, HC6X Box 32, San Patricio, New Mexico 88348, (Lessor), and Meadow Valley Contractors, Inc. (Lessee), 4411 S. 40th St. Phoenix, AZ 85040.

WHEREAS, Lessor has a valid ownership on certain lands hereinafter more particularly described and identified: and,

WHEREAS, Lessee desires to obtain the right and privilege to enter into and upon said lands for the purpose of quarrying and mining such rock materials as may be found thereon, and crushing or otherwise processing said rock materials as aggregate for commercial purposes.

NOW, THEREFORE, for and in consideration of sum of One and no/100 dollars ($1.00) and other good and valuable consideration of the agreements hereinafter set forth, Lessor has demised, leased and let all of those certain lands and property situated in Lincoln County, New Mexico, SE 1/4 of SW 1/4 & W 1/2 of SE 1/4 & SE 1/4 of SE 1/4, Sec 16 TWP 10S Range 15E, NMPM approximately 160 acres, and including any and all right, title and interest of Lessor in and to any and all rock materials and deposits thereof contained in said property, and all rights-of-ways easements, together with the right to remove the same from the said premises whether by Lessee or it's agents. Water will be made available at existing wells by owner for $1.50 per MG. Meadow Valley Contractors, Inc. will assume all power and pumping costs.

A $5,000.00 deposit for minimum royalty will be paid to the lessor by the lessee at the beginning of each year as a minimum royalty payment. No additional payments will be made until the extraction of materials exceed the $5,000.00 amount in royalty calculations based on materials weighed across certified scales.

The Lessor retains the right to graze livestock, utilize pastures and existing corrals within the property boundaries while not interfering with lessees active operations. Lessee will not be liable for livestock under any circumstances.

TO HAVE AND TO HOLD unto said Lessee and to it's successors and assignees for a term of 5(five) year with the option to renew for 5 (five) years.

And in consideration of such demise and of the considerations and royalty hereinafter set forth and the covenants and agreements to be kept and performed, it is hereby covenanted and agreed by the parties hereto, to wit:

1. That Lessee shall have and is hereby granted the sole right, license and privilege to enter into and upon said property for the purpose of mining, quarrying, crushing, blasting, processing, mixing aggregate and asphalt cement in a hot plant, ready mix plant, and/or any other sand & gravel plant, stockpiling and removing any other activities or processes pertaining or incidental to these purposes for the period of 5 (five) years with an option to renew for 5 (five) years.

1a. A mining plan will be established and agreed upon in writing before actual mining commences. This does not include exploratory work necessary to develop the plan. The plan shall be prepared to construction industry standards including planned mining sequence, location of crushing and processing plants, stockpiling areas and planned waste and stripping areas. The mining plan may be changed at any time when agreed upon by both parties.


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2.   That Lessee is given the right of selling said materials, at such price and in such manner as Lessee shall deem best, and transporting or causing said materials to be transported from said lands.

3. In consideration, lessee agrees to pay lessor $1.00, for sole right to the said property for a period of 5 (five) years, with the option to renew for another 5 (five) years.

4. That Lessee agrees, during continuance of this Lease, to indemnify and save harmless the Lessor from each and every loss, cost, damage and expense arising out of any accident or other occurrence causing injury or death of persons or damage to property caused by the activities of Lessee on the leased premises. Lessee agrees to provide, pay for and maintain public liability insurance in amounts of not less than One Million and no/100 dollars ($1,000,000.00) with respect to such bodily injury or death, and not less than Fifty Thousand and no/100 Dollars ($50,000.00) with respect to damage to the property of others, for the protection of Lessor and Lessee against any liabilities or obligations and heretofore set forth.

5. Lessor warrants a valid ownership on the aforesaid lands and rock materials hereby leased.

6. Lessee covenants and agrees to pay to Lessor at his address royalty payments on all rock or other material removed from the premises, said royalties to be as follows;

     Royalty payments on aggregates removed @ $0.55 first 100,000/tn, $0.60 next 200,000/tn, $0.65 next 300,000/tn, $0.70 next 400,000/tn, $0.75 thereafter.
     Deductions will be made for admixtures, eg. oil, cement, etc. All materials will be weighted across certified scales.

6a. In the event recycled materials are brought to the premises and/or aggregates are utilized, these will be paid for at 25% of the royalty rate at the time or removal or at a method agreed upon by both parties.

6b. Lessee shall be responsible for any and all permits, applicable gross taxes, processing taxes, and severance taxes applicable to its operations.

6c. Imported construction wastes will be for recycling and not for permanent storage. No hazardous wastes will be left on leased premises.

6d. Opportunities to utilize pit run, or processed materials by the immediate family of lessor will be provided for in the form of a +/- 10% discount off of retail prices established. This will be a single pass through with bid jobs by lessee being excluded.

7. It is further understood that the cash royalties payable on materials removed from the premises shall be due and payable within fifteen (15) days after the end of the month for any and all materials used during the previous month as paid for by the owner.

8. If Lessee shall fail, refuse, or neglect to carry out any of the terms or provisions of this Lease and Agreement, and if the same be not corrected within fifteen (15) days of mailing or written notice thereof, then Lessor may terminate this Lease immediately and be entitled to the rights of Lessor.

9. Lessee agrees to remove or properly dispose of all trash, unused items or discarded materials and to return the property to Lessor in a neat and clean condition. Any and all processed materials remaining on the premises one year after the termination of this agreement shall become the exclusive property of Lessor.




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9a.  Lessee shall provide an environmental assessment, archaeological assessment, and a "quarry" reasonable reclamation plan for a quarry operation. Efforts will be made to delineate and preserve historical landmarks, e.g. corrals, buildings, foundations, wellsites, etc. Any change to fences, corrals, water works or wellsites shall be repaired or subject to compensation. Damage to underground wells from blasting will not be a consideration unless negligence can be proven. In the event an environmental, archaeological, zoning, or other unforseen restraint prevents the site from being utilized as a quarry, the lease agreement shall be considered null and void and both the lesee and lessor shall be held harmless.

9b. Oversize boulders generated from blasting may be used to delineate preservation areas or grouped together in a waste area.

9c. Lessee retains the right to remove produced materials for a period of one year after the termination of the lease. Royalties must be paid on these materials as they are removed.

10.  The effective date of this agreement shall be        , and the terms shall
     start as of that date.

11. This Lease may not be sublet or assigned in whole or in part without the written consent of the Lessor having been obtained.

12. Notices or other communications address to the Lessor shall be at HC6X Box 32, San Patricio, New Mexico 88348.

13. Notices or other communications addressed to the Lessee shall be at P.O. Box 60726, Phoenix, AZ.85082.

14. Lessee would have no objections to any gas or oil exploration which would not interfere with the lessee's operations of the quarry or the lessee's business. Assayable minerals will be retained by the lessor.

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IN WITNESS WHEREOF, of the parties hereto have executed this Lease and Agreement this day of

LESSEE:

MEADOW VALLEY CONTRACTORS

By: /s/ Samuel J. Grasmick
    --------------------------

STATE OF Arizona    )
                    )ss.
COUNTY OF Maricopa  )

     The foregoing instrument was acknowledge before me this 5 day of January by: Samuel J. Grasmick.
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                                       Notary Public /s/ Arminda Palacio
                                                     ---------------------------
                                       My Commission expires: 6-17-2001
                                                              ------------------

IN WITNESS WHEREOF, of the parties hereto have executed this Lease Agreement this day of

LESSOR:

KEN NOSKER

By: /s/ Ken Nosker
    ---------------------

STATE OF New Mexico  )
                     )ss.
COUNTY OF Lincoln    )

     The foregoing instrument was acknowledged before me this 30 day of
December by Ken Nosker.
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                                       Notary Public /s/ [SIGNATURE
                                                     ---------------------------
                                       My commission expires 11-20-99
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